UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 17, 2006
Date of report (Date of earliest event reported)
STONE ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12074	72-1235413

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 E. Kaliste Saloom Road
Lafayette, Louisiana	70508

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (337) 237-0410
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 8.01. Other Items
     On June 17, 2006, the Board of Directors of Stone Energy Corporation (“Stone”) determined that the definitive offer that it received on June 15 from Energy Partners, Ltd. (“EPL”) is a “Target Superior Proposal” as defined in the existing merger agreement dated as of April 23, 2006, by and among Plains Exploration & Production Company (“Plains”), Plains Acquisition Corporation and Stone.
     Under the terms of the proposed merger agreement with EPL, each share of Stone common stock would be converted into the right to receive, at the election of the holder: (i) $51.00 in cash, or (ii) shares of EPL common stock equivalent to the ratio determined by dividing $51.00 by the market price of shares of EPL common stock (based on a 20-day trading average prior to the third trading day preceding the closing), provided that the exchange ratio would not be greater than 2.525 or less than 2.066 shares of EPL common stock per share of Stone common stock. The election of cash or stock would be subject to a limit on total cash consideration of approximately $723 million (which includes approximately $15.5 million attributable to stock options) and a limit on the total number of shares of EPL common stock to be issued of approximately 35 million. Based on the closing price of EPL common stock on June 16, 2006 of $18.75 per share, the EPL consideration would equate to a blended average of $49.17 per share of Stone common stock. On June 16, 2006, the closing price of Stone’s common stock was $46.75.
     The proposed EPL merger agreement is, except for the proposed consideration, substantially similar to the terms of the Plains merger agreement.
     Pursuant to the terms of the Plains merger agreement, Stone has given notice to Plains of the definitive terms of the proposed EPL merger agreement and that Stone’s Board of Directors is prepared to terminate the Plains merger agreement and enter into the proposed EPL merger agreement. Plains has five business days, from Monday, June 19 through Friday, June 23, 2006, to make any adjustments to the terms and conditions of the Plains merger agreement that Stone’s Board of Directors determines are at least as favorable to Stone’s stockholders as the EPL merger agreement. Absent agreement on a revised Plains merger agreement, Stone intends to terminate the Plains merger agreement and enter into the proposed EPL merger agreement. In the event of such a termination by Stone, Plains will be entitled to a $43.5 million termination fee from Stone, which EPL has agreed to furnish to Plains, subject to possible reimbursement by Stone, in whole or in part, under certain circumstances.
     On June 19, 2006, Stone issued a press release announcing its board’s determination that the offer from EPL is a Target Superior Proposal, attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
99.1	Press release dated June 19, 2006, “Stone Energy Corporation Determines that Offer from Energy Partners, Ltd. is a Target Superior Proposal.”

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION

Date: June 19, 2006	By:	/s/ J. Kent Pierret

J. Kent Pierret
Senior Vice President,
Chief Accounting Officer and
Treasurer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release dated June 19, 2006, “Stone Energy Corporation Determines that Offer from Energy Partners, Ltd. is a Target Superior Proposal.”